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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________

                                AMENDMENT NO. 1
                                       TO

                                    FORM 8-B


          FOR REGISTRATION OF SECURITIES OF CERTAIN SUCCESSOR ISSUERS
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              SOLECTRON CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



             Delaware                                 94-2447045
----------------------------------------   ---------------------------------
(State of incorporation or organization)   (IRS Employer Identification No.)


                              777 Gibraltar Drive
                              Milpitas, CA  95035
              (Address of principal executive offices) (Zip Code)

                          -------------------------

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                     Name of each exchange on which
      to be so registered                      each class is to be registered
      --------------------                     ------------------------------
         Common Stock                              New York Stock Exchange


                    Common Stock, $.001 par value per share
                    ---------------------------------------
                                (Title of Class)


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        SOLECTRON CORPORATION


Date:  March 17, 1997                   By:/s/ Susan Wang
                                           ------------------------------------
                                           Susan Wang
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary